EXHIBIT d(1)(d)

                  Amendment to Investment Advisory Agreement

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Stock Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 15th day of July, 1999 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to INVESCO Blue Chip Growth Fund, INVESCO Small Company Growth Fund, INVESCO S&P 500 Index Fund and INVESCO Value Equity Fund, and IFG is willing and able to perform such services on the terms an conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Blue Chip Growth Fund, INVESCO Small Company Growth Fund, INVESCO S&P 500 Index Fund and INVESCO Value Equity Fund, to the same extent as if those Funds were to be added to the definition of "Funds" as utilized in the Agreement, and the Funds shall pay IFG fees for services provided to them by IFG under the Agreement as follows:

      INVESCO Blue Chip Growth Fund:
            0.60% on the first $350 million of the Fund's average net assets; 0.55% on the next $350 million of the Fund's average net assets; 0.50% of the Fund's average net assets from $700 million;
            0.45% of the Fund's  average net assets from $2 billion;
            0.40% of the Fund's average net assets from $4 billion;
            0.375% of the Fund's average net assets from $6 billion; and 0.35% of the Fund's average net assets from $8 billion.

      INVESCO Small Company Growth Fund
            0.75% on the first $350 million of the Fund's average net assets; 0.65% on the next $350 million of the Fund's average net assets; 0.55% of the Fund's average net assets from $700 million;
            0.45% of the Fund's  average net assets from $2 billion;
            0.40% of the Fund's average net assets from $4 billion;
            0.375% of the Fund's average net assets from $6 billion; and 0.35% of the Fund's average net assets From $8 billion.

      INVESCO S&P 500 Index Fund
            0.25% of the Fund's average net assets

      INVESCO Value Equity Fund
            0.75% on the first $500 million of the Fund's average net assets; 0.65% on the next $500 million of the Fund's average net assets;
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            0.50% of the Fund's average net assets from $1 billion;
            0.45% of the Fund's  average  net  assets  from $2  billion;
            0.40% of the Fund's  average net assets from $4 billion;
            0.375% of the Fund's average net assets from $6 billion; and 0.35% of the Fund's average net assets from $8 billion.


      IN WITNESS WHEREOF, the parties have executed this Agreement on this 15th day of July, 1999.

                                          INVESCO STOCK FUNDS, INC.


                                          By:   /s/ Mark H. Williamson
                                                -----------------------
                                                Mark H. Williamson,
                                                President
ATTEST:

/s/ Glen A. Payne
-----------------------------
Glen A. Payne, Secretary
                                          INVESCO FUNDS GROUP, INC.


                                          By:  /s/ Ronald L. Grooms
                                               -----------------------
                                               Ronald L. Grooms,
                                               Senior Vice President
ATTEST:

/s/ Glen A. Payne
-------------------------------
Glen A. Payne, Secretary